Release: Jan. 30, 2024

CPKC delivers strong fourth-quarter results; carrying momentum into 2024

Calgary - Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today announced its fourth-quarter results, including revenues of $3.8 billion, diluted earnings per share (EPS) of $1.10 and core adjusted combined diluted EPS1, 2 of $1.18.

Fourth-quarter 2023 results1
•Reported operating ratio (OR) increased by 200 basis points to 61.8 percent from 59.8 percent in Q4 2022
•Core adjusted combined OR2 decreased 220 basis points to 58.7 percent from 60.9 percent in Q4 2022
•Reported diluted EPS decreased to $1.10 from $1.36 in Q4 2022
•Core adjusted combined diluted EPS2 increased to $1.18 from $1.14 in Q4 2022
•Federal Railroad Administration (FRA)-reportable train accident frequency declined 23 percent to 1.08 from 1.40 in Q4 2022 on a combined basis3
•FRA-reportable personal injury frequency declined 15 percent to 1.10 from 1.29 in Q4 2022 on a combined basis3

“I am proud of how our team of incredible railroaders finished this transformational year with a strong fourth quarter, allowing CPKC to deliver volume growth and best-in-class earnings growth in 2023,” said Keith Creel, CPKC President and Chief Executive Officer. “Since our historic combination in April 2023, our united CPKC team has steadily built momentum, bringing new competition to supply chains and creating more value for our customers, while remaining focused on service and safety.”

Full-year 2023 results1
•Reported OR increased by 280 basis points to 65.0 percent from 62.2 percent in 2022
•Core adjusted combined OR2 increased 30 basis points to 62.0 percent from 61.7 percent in 2022
•Reported diluted EPS increased to $4.21 from $3.77 in 2022
•Core adjusted combined diluted EPS2 increased two percent to $3.84 from $3.77 in 2022
•FRA-reportable train accident frequency declined 32 percent to 0.99 from 1.45 in 2022 on a combined basis3
•FRA-reportable personal injury frequency declined 12 percent to 1.14 from 1.30 in 2022 on a combined basis3

In 2023, CPKC led the industry with the lowest FRA-reportable train accident frequency among Class 1 railroads, building on Canadian Pacific’s legacy of 17 consecutive years of industry leadership.

Full-year 2024 guidance
•CPKC expects core adjusted combined diluted EPS2 to grow double digits versus 2023 core adjusted combined diluted EPS2 of $3.84
•Capital expenditures of $2.75 billion
•Other components of net periodic benefit recovery will increase by approximately $23 million from $327 million in 2023

“Looking forward to 2024, we are confident that our unique synergy opportunities, along with improving macro-economic conditions, can overcome a weak Canadian grain crop and position us for another strong performance this year, our first full year as a combined company,” Creel added. “We stand ready to deliver on our commitments to our customers and our shareholders with long term sustainable growth.”

1 The results of KCS are included on a consolidated basis from April 14, 2023, the date we acquired control. From December 14, 2021 to April 13, 2023, we recorded our interest in KCS under the equity method of accounting.
2 These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. For information regarding non-GAAP measures including reconciliations, see attached supplementary schedule of Non-GAAP Measures and Forward-Looking Non-GAAP Measures below.
3 FRA statistics for Q4 2022 and full-year 2022 reflect Canadian Pacific and Kansas City Southern results on a combined basis. In the fourth-quarter of 2022, CP standalone reported FRA personal injury frequency of 1.12 and FRA-reportable train accident frequency of 1.19. For full-year 2022, CP standalone reported FRA personal injury frequency of 1.01 and FRA-reportable train accident frequency of 0.93. The fourth-quarter 2022 FRA-reportable personal injury frequency on a combined basis was previously reported as 1.26. The fourth-quarter and full-year 2022 FRA-reportable train accident frequency on a combined basis were previously reported as 1.32 and 1.48 respectively. These restatements reflects new information available within a specified period as stipulated by the FRA but that exceeds CPKC’s financial reporting timeline.

Conference Call Details
CPKC will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) on Jan. 30, 2024.

Conference Call Access
Canada and U.S.: 800-267-6316
International: 203-518-9783
*Conference ID: CPKCQ423
Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CPKC's website at investor.cpkcr.com.

A replay of the fourth-quarter conference call will be available through Feb. 6, 2024, at 800-839-6136 (Canada/U.S.) or 402-220-2572 (International).

Forward looking information
This news release contains certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws in both the U.S. and Canada. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", “guidance”, "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited, to statements concerning financial guidance for 2024, the success of our business, the realization of anticipated benefits and synergies of the CP-KCS combination, and the opportunities arising therefrom, our operations, priorities and plans, business prospects and demand for our services and growth opportunities.

The forward-looking information that may be in this news release is based on current expectations, estimates, projections and assumptions, having regard to CPKC's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies, North American and global economic growth and conditions; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; the satisfaction by third parties of their obligations to CPKC; and carbon markets, evolving sustainability strategies, and scientific or technological developments. Although CPKC believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CPKC's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth and conditions; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CPKC; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.'s Concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; the realization of anticipated benefits and synergies of the CP-KCS transaction and the timing thereof; the satisfaction of the conditions imposed by the U.S. Surface Transportation Board in its March 15, 2023 final decision; the success of integration plans for KCS; other disruptions arising from the CP-KCS integration; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; improvement in data collection and measuring systems; industry-driven changes to methodologies; and the ability of the management of CPKC to execute key priorities, including those in connection with the CP-KCS transaction. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CPKC with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements" in CPKC's annual and interim reports on Form 10-K and 10-Q.

Any forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CPKC undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

Forward-Looking Non-GAAP Measures
Although CPKC has provided forward-looking non-GAAP measures (core adjusted combined diluted EPS) management is unable to reconcile, without unreasonable efforts, the forward-looking core adjusted combined diluted EPS to the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In recent years, the Company has recognized acquisition-related costs, the merger termination payment received, KCS’ gain on unwinding of interest rate hedges (net of Canadian Pacific's (CP) associated purchase accounting basis differences and tax), loss on derecognition of CPKC’s previously held equity method investment in KCS, discrete tax items, changes in the outside basis tax difference between the carrying amount of the Company's equity investment in KCS and its tax basis of the investment, settlement of Mexican taxes relating to prior years, changes in income tax rates, and changes to an uncertain tax item. Acquisition-related costs include legal, consulting, financing fees, integration costs including third-party services and system migration, debt exchange transaction costs, community investments, fair value gain or loss on FX forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, restructuring, employee retention and synergy incentive costs, and transaction and integration costs incurred by KCS which were recognized within Equity earnings of Kansas City Southern in the Company's Consolidated Statements of Income. KCS has also recognized FX gains and losses. These items may not be non-recurring and may include items that are settled in cash. Specifically, due to the magnitude of the acquisition, its significant impact to the Company’s business and complexity of integrating the acquired business and operations, the Company expects to incur the acquisition-related costs beyond the year of acquisition. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CPKC's core adjusted combined diluted EPS. Additionally, the Canadian-to-U.S. dollar and Mexican peso-to-U.S. dollar exchange rates are unpredictable and can have a significant impact on CPKC's reported results but may be excluded from CPKC's core adjusted combined diluted EPS. For further information regarding non-GAAP measures, see below.

About CPKC
With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf of México to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

Contacts:
Media
mediarelations@cpkcr.com

Investment Community
Chris de Bruyn
403-319-3591
investor@cpkcr.com

FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars, except share and per share data)	2023	2022	2023	2022
Revenues
Freight	$3,697	$2,413	$12,281	$8,627
Non-freight	79	49	274	187
Total revenues	3,776	2,462	12,555	8,814
Operating expenses
Compensation and benefits (Note 3)	637	416	2,332	1,570
Fuel	528	399	1,681	1,400
Materials (Note 3)	86	69	346	260
Equipment rents	76	43	277	140
Depreciation and amortization (Note 3)	457	219	1,543	853
Purchased services and other (Note 3)	550	327	1,988	1,262
Total operating expenses	2,334	1,473	8,167	5,485

Operating income	1,442	989	4,388	3,329
Less:
Equity earnings of Kansas City Southern (Note 3)	—	(447)	(230)	(1,074)
Other expense (Note 3)	16	4	52	17
Other components of net periodic benefit recovery	(73)	(107)	(327)	(411)
Net interest expense (Note 3)	206	166	771	652
Remeasurement loss of Kansas City Southern	—	—	7,175	—
Income (loss) before income tax expense (recovery)	1,293	1,373	(3,053)	4,145
Less:
Current income tax expense (Note 2)	235	117	909	492
Deferred income tax expense (recovery) (Note 2)	40	(15)	(7,885)	136
Income tax expense (recovery) (Note 2)	275	102	(6,976)	628
Net income	$1,018	$1,271	$3,923	$3,517
Less: Net loss attributable to non-controlling interest (Note 3)	(5)	—	(4)	—
Net income attributable to controlling shareholders	$1,023	$1,271	$3,927	$3,517

Earnings per share
Basic earnings per share	$1.10	$1.37	$4.22	$3.78
Diluted earnings per share	$1.10	$1.36	$4.21	$3.77

Weighted-average number of shares (millions)
Basic	931.8	930.3	931.3	930.0
Diluted	933.8	933.2	933.7	932.9

Dividends declared per share	$0.19	$0.19	$0.76	$0.76
See Notes to Consolidated Financial Information.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2023	2022	2023	2022
Net income	$1,018	$1,271	$3,923	$3,517
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	(622)	(320)	(655)	1,628
Change in derivatives designated as cash flow hedges	2	1	7	6
Change in pension and post-retirement defined benefit plans	(86)	581	(73)	680
Other comprehensive income (loss) from equity investees	—	(187)	7	(5)
Other comprehensive (loss) income before income taxes	(706)	75	(714)	2,309
Income tax recovery (expense) on above items	1	(117)	(4)	(115)
Other comprehensive (loss) income	(705)	(42)	(718)	2,194
Comprehensive income	$313	$1,229	$3,205	$5,711
Comprehensive loss attributable to non-controlling interest	(26)	—	(13)	—
Comprehensive income attributable to controlling shareholders	$339	$1,229	$3,218	$5,711
See Notes to Consolidated Financial Information.

CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	December 31	December 31
(in millions of Canadian dollars)	2023	2022
Assets
Current assets
Cash and cash equivalents	$464	$451
Accounts receivable, net	1,887	1,016
Materials and supplies	400	284
Other current assets	251	138
	3,002	1,889
Investment in Kansas City Southern	—	45,091
Investments	533	223
Properties	51,744	22,385
Goodwill	17,729	344
Intangible assets	2,974	42
Pension asset	3,338	3,101
Other assets	582	420
Total assets	$79,902	$73,495
Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$2,567	$1,703
Long-term debt maturing within one year (Note 4)	3,143	1,510
	5,710	3,213
Pension and other benefit liabilities	581	538
Other long-term liabilities	797	520
Long-term debt	19,351	18,141
Deferred income taxes (Note 2)	11,052	12,197
Total liabilities	37,491	34,609
Shareholders’ equity
Share capital	25,602	25,516
Additional paid-in capital	88	78
Accumulated other comprehensive (loss) income	(618)	91
Retained earnings	16,420	13,201
	41,492	38,886
Non-controlling interest	919	—
Total equity	$42,411	$38,886
Total liabilities and equity	$79,902	$73,495
Certain comparative figures have been reclassified to conform to the current period's presentation.
See Notes to Consolidated Financial Information.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2023	2022	2023	2022
Operating activities
Net income	$1,018	$1,271	$3,923	$3,517
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	457	219	1,543	853
Deferred income tax expense (recovery)	40	(15)	(7,885)	136
Pension recovery and funding	(75)	(70)	(306)	(288)
Equity earnings of Kansas City Southern (Note 3)	—	(447)	(230)	(1,074)
Remeasurement loss of Kansas City Southern	—	—	7,175	—
Dividends from Kansas City Southern	—	564	300	1,157
Settlement of Mexican tax audits (Note 2)	(60)	—	(135)	—
Other operating activities, net	68	35	60	(67)
Change in non-cash working capital balances related to operations	(112)	163	(308)	(92)
Cash provided by operating activities	1,336	1,720	4,137	4,142
Investing activities
Additions to properties	(701)	(539)	(2,468)	(1,557)
Additions to Meridian Speedway properties	(4)	—	(31)	—
Proceeds from sale of properties and other assets	29	21	57	58
Cash acquired on control of Kansas City Southern	—	—	298	—
Investment in government securities (Note 4)	—	—	(267)	—
Proceeds from settlement of government securities (Note 4)	274	—	274	—
Other investing activities, net	1	—	(25)	3
Cash used in investing activities	(401)	(518)	(2,162)	(1,496)
Financing activities
Dividends paid	(177)	(176)	(707)	(707)
Issuance of Common Shares	19	13	69	32
Repayment of long-term debt, excluding commercial paper (Note 4)	(1,287)	(12)	(2,395)	(571)
Repayment of term loan	—	—	—	(636)
Net issuance (repayment) of commercial paper (Note 4)	692	(713)	1,095	(415)
Acquisition-related financing fees	—	—	(17)	—
Cash used in financing activities	(753)	(888)	(1,955)	(2,297)
Effect of foreign currency fluctuations on foreign-denominated cash and cash equivalents	(12)	(1)	(7)	20
Cash position
Increase in cash and cash equivalents	170	313	13	369
Cash and cash equivalents at beginning of period(1)	294	138	451	82
Cash and cash equivalents at end of period	$464	$451	$464	$451

Supplemental disclosures of cash flow information:
Income taxes paid	$258	$89	$906	$408
Interest paid	$255	$174	$825	$641
(1) As at January 1, 2022, cash and cash equivalents of $82 million includes $13 million of restricted cash.
See Notes to Consolidated Financial Information.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(unaudited)

	For the three months ended December 31
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance as at October 1, 2023	931.7	$25,579	$90	$66	$15,575	$41,310	$945	$42,255
Net income (loss)	—	—	—	—	1,023	1,023	(5)	1,018
Other comprehensive loss	—	—	—	(684)	—	(684)	(21)	(705)
Dividends declared ($0.19 per share)	—	—	—	—	(178)	(178)	—	(178)
Effect of stock-based compensation expense	—	—	3	—	—	3	—	3
Shares issued under stock option plan	0.4	23	(5)	—	—	18	—	18
Balance as at December 31, 2023	932.1	$25,602	$88	$(618)	$16,420	$41,492	$919	$42,411
Balance as at October 1, 2022	930.1	$25,498	$77	$133	$12,106	$37,814	$—	$37,814
Net income	—	—	—	—	1,271	1,271	—	1,271
Other comprehensive loss	—	—	—	(42)		(42)	—	(42)
Dividends declared ($0.19 per share)	—	—	—	—	(176)	(176)	—	(176)
Effect of stock-based compensation expense	—	—	6	—	—	6	—	6
Shares issued under stock option plan	0.4	18	(5)	—	—	13	—	13
Balance as at December 31, 2022	930.5	$25,516	$78	$91	$13,201	$38,886	$—	$38,886

	For the year ended December 31
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance at January 1, 2023	930.5	$25,516	$78	$91	$13,201	$38,886	$—	$38,886
Net income (loss)	—	—	—	—	3,927	3,927	(4)	3,923
Other comprehensive loss	—	—	—	(709)	—	(709)	(9)	(718)
Dividends declared ($0.76 per share)	—	—	—	—	(708)	(708)	—	(708)
Effect of stock-based compensation expense	—	—	27	—	—	27	—	27
Shares issued under stock option plan	1.6	86	(17)	—	—	69	—	69
Non-controlling interest in connection with business acquisition	—	—	—	—	—	—	932	932
Balance as at December 31, 2023	932.1	$25,602	$88	$(618)	$16,420	$41,492	$919	$42,411
Balance at January 1, 2022	929.7	$25,475	$66	$(2,103)	$10,391	$33,829	$—	$33,829
Net income	—	—	—	—	3,517	3,517	—	3,517
Other comprehensive income	—	—	—	2,194	—	2,194	—	2,194
Dividends declared ($0.76 per share)	—	—	—	—	(707)	(707)	—	(707)
Effect of stock-based compensation expense	—	—	23	—	—	23	—	23
Shares issued for Kansas City Southern acquisition	—	—	(2)	—	—	(2)	—	(2)
Shares issued under stock option plan	0.8	41	(9)	—	—	32	—	32
Balance as at December 31, 2022	930.5	$25,516	$78	$91	$13,201	$38,886	$—	$38,886
See Notes to Consolidated Financial Information.

NOTES TO CONSOLIDATED FINANCIAL INFORMATION
December 31, 2023
(unaudited)

1    Description of business and basis of presentation

The terms "CPKC" or "the Company" in this unaudited consolidated financial information refers to Canadian Pacific Kansas City Limited and its subsidiaries unless the context suggests otherwise.

CPKC owns and operates a transcontinental freight railway spanning Canada, the United States ("U.S."), and Mexico. CPKC provides rail and intermodal transportation services over a network of approximately 20,000 miles, serving the principal markets in Canada, as well as the U.S. Northeast, Midwest, and Southeast regions, and Mexico.

On April 14, 2023, Canadian Pacific Railway Limited (“CPRL") assumed control of Kansas City Southern ("KCS") and changed its name to Canadian Pacific Kansas City Limited. This unaudited consolidated financial information includes KCS as a consolidated subsidiary from April 14, 2023. Prior to April 14, 2023, the Company's 100% interest in KCS was reported as an equity investment.
This unaudited consolidated financial information, expressed in Canadian dollars, reflects management’s estimates and assumptions that are necessary for its fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). It does not include all disclosures required under GAAP for annual or interim financial statements. In management’s opinion, all adjustments (consisting of normal and recurring adjustments) considered necessary for fair presentation have been included.

The accounting policies used in preparing this unaudited consolidated financial information are consistent with the accounting policies used in preparing the 2022 Annual Consolidated Financial Statements, and should be read in conjunction with such financial statements and related notes included in CPRL's 2022 annual report on Form 10-K.

2    Income taxes

During the fourth quarter and year ended December 31, 2023, the Company recorded a deferred tax recovery of $7 million and $58 million, respectively, for the revaluation of deferred income tax balances on unitary state apportionment changes.

During the fourth quarter and year ended December 31, 2022, the Company recorded a deferred tax recovery of $24 million to reverse an uncertain tax position as this amount was no longer expected to be realized, and a deferred tax recovery of $27 million and $19 million, respectively, on the outside basis difference of the change in the equity investment in KCS.

Mexican Tax Audits

Kansas City Southern de México, S.A. de C.V. (also known as Canadian Pacific Kansas City Mexico) ("CPKCM") closed audit examinations with the Servicio de Administración Tributaria (the "SAT") for the tax years 2016-2020 in September 2023, and the tax years 2009-2010, 2013 and 2015 in November 2023. The audit examinations were for corporate income tax and value added tax (“VAT”).

During the fourth quarter and year ended December 31, 2023, the settlement of these audits resulted in payments of $60 million and $135 million, respectively, as well as a $16 million reduction to the April 14, 2023 refundable VAT balance recorded in the third quarter of 2023, which was classified within "Accounts receivable, net". The settlements primarily resulted in an increase to "Goodwill". They also resulted in an increase in "Income tax expense" of $1 million and $13 million during the fourth quarter and year ended December 31, 2023, respectively. In addition, an income tax expense of $3 million for the year ended December 31, 2023 was recognized to reserve for future audit settlements.

As a result, as at December 31, 2023, the estimated impact of potential future audit settlements for tax years after 2020 that were substantially reserved included a reduction to the April 14, 2023 VAT balance of $9 million and an income tax reserve of $3 million.

2014 Tax Assessment

The CPKCM 2014 Tax Assessment, which is currently in litigation, is expected to be resolved by the Administrative Court in 2024.

3    Business acquisition

During the fourth quarter and year ended December 31, 2023, the Company incurred $32 million and $190 million, in acquisition-related costs, respectively, of which:
•$7 million and $71 million were recognized in "Compensation and benefits" primarily related to restructuring costs, retention and synergy related incentive compensation costs;
•$1 million and $2 million were recognized in "Materials";
•$24 million and $111 million were recognized in "Purchased services and other" including third party purchased services, and payments made to certain communities across the combined network to address the environmental and social impacts of increased traffic as required by voluntary agreements with communities and conditions imposed by the U.S. Surface Transportation Board (the "STB") pursuant to the STB's final decision approving the Company and KCS's joint merger application, including, but not limited to, payments related to new crossings, closure of existing crossings and other infrastructure projects; and
•$nil and $6 million, were recognized in "Other expense".

KCS incurred acquisition-related costs of $11 million between January 1, 2023 and April 13, 2023, which were included in "Equity earnings of Kansas City Southern".

During the fourth quarter and year ended December 31, 2022, the Company incurred $17 million and $74 million in acquisition-related costs, respectively, recognized in "Purchased services and other". Acquisition-related costs of $10 million and $49 million incurred by KCS during the fourth quarter and year ended December 31, 2022, respectively, were included in "Equity earnings of Kansas City Southern". Equity earnings of KCS recognized for the three months and year ended December 31, 2022 also included KCS's gain on unwinding of interest rate hedges of $212 million, which is net of the Company's associated purchase accounting basis differences and tax. The basis differences were related to depreciable property, plant and equipment, intangible assets with definite lives, and long-term debt, and amortized over the related assets' remaining useful lives, and the remaining terms to maturity of the debt instruments.

During the fourth quarter and year ended December 31, 2023, KCS purchase accounting included in Net income was $87 million ($62 million after deferred tax recovery of $25 million) and $297 million ($228 million after deferred tax recovery of $69 million), respectively, including costs of:
•$85 million and $234 million recognized in "Depreciation and amortization";
•$1 million and $1 million recognized in "Purchased services and others";
•$6 million and $17 million recognized in "Net interest expense";
•$nil and $2 million recognized in "Other expense";
•$nil and $48 million recognized in "Equity earnings of Kansas City Southern"; and
•a recovery of $5 million and $5 million recognized in "Net loss attributable to non-controlling interest".

During the fourth quarter and year ended December 31, 2022, KCS purchase accounting recognized in "Equity earnings of Kansas City Southern" was $42 million and $163 million, respectively.

4    Debt

During the fourth quarter of 2023, the Company repaid at maturity $1 billion 1.589% 2-year Notes. In addition, the Company repaid at maturity U.S. $199 million ($272 million) 3.85% Senior Notes by release of funds from the trustee as discussed below in “Satisfaction and Discharge of the KCS 2023 Notes”.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.5 billion in the form of unsecured promissory notes. The commercial paper program is backed by the U.S. $2.2 billion revolving credit facility. As at December 31, 2023, the Company had total commercial paper borrowings outstanding of U.S. $800 million ($1,058 million) included in "Long-term debt maturing within one year" on the Company's Balance Sheets (December 31, 2022 - $nil). The weighted-average interest rate on these borrowings as at December 31, 2023 was 5.59%. The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Consolidated Statements of Cash Flows on a net basis.

Satisfaction and Discharge of the KCS 2023 Notes

On April 24, 2023, KCS irrevocably deposited U.S. $647 million of non-callable government securities with the trustee of two series of notes that matured in 2023 (the "KCS 2023 Notes") to satisfy and discharge KCS's obligations under the KCS 2023 Notes. These notes were not included within the previously completed debt exchange on April 19, 2023 of seven series of the KCS notes ("Old Notes") for notes issued by Canadian Pacific Railway Company (the "CPRC Notes"). As a result of the satisfaction and discharge, the obligations of the Company under the indenture with respect to the KCS 2023 Notes were terminated, except those provisions of the indenture that, by their terms, survive the satisfaction and discharge. The Company utilized existing cash resources and issuances of commercial paper to fund the satisfaction and discharge. On May 15, 2023 and November 15, 2023, the U.S. $439 million 3.00% Senior Notes and U.S. $199 million 3.85% Senior Notes respectively, were repaid by release of funds from the trustee. In the Company's Consolidated Statements of Cash Flows, the government securities purchased towards settlement of the May maturity were treated as a cash equivalent. The purchase of government securities of U.S. $198 million ($267 million) associated with the November maturity, along with the settlement of these government securities for U.S. $200 million ($274 million) were presented within investing activities. This transaction together with the debt exchange previously disclosed relieved KCS from continuous disclosure obligations.

Summary of Rail Data(1)

	Fourth Quarter				Year
Financial (millions, except per share data)	2023	2022	Total Change	% Change	2023	2022	Total Change	% Change

Revenues
Freight	$3,697	$2,413	$1,284	53	$12,281	$8,627	$3,654	42
Non-freight	79	49	30	61	274	187	87	47
Total revenues	3,776	2,462	1,314	53	12,555	8,814	3,741	42

Operating expenses
Compensation and benefits	637	416	221	53	2,332	1,570	762	49
Fuel	528	399	129	32	1,681	1,400	281	20
Materials	86	69	17	25	346	260	86	33
Equipment rents	76	43	33	77	277	140	137	98
Depreciation and amortization	457	219	238	109	1,543	853	690	81
Purchased services and other	550	327	223	68	1,988	1,262	726	58
Total operating expenses	2,334	1,473	861	58	8,167	5,485	2,682	49

Operating income	1,442	989	453	46	4,388	3,329	1,059	32

Less:
Equity earnings of Kansas City Southern	—	(447)	447	(100)	(230)	(1,074)	844	(79)
Other expense	16	4	12	300	52	17	35	206
Other components of net periodic benefit recovery	(73)	(107)	34	(32)	(327)	(411)	84	(20)
Net interest expense	206	166	40	24	771	652	119	18
Remeasurement loss of Kansas City Southern	—	—	—	100	7,175	—	7,175	100

Income (loss) before income tax expense (recovery)	1,293	1,373	(80)	(6)	(3,053)	4,145	(7,198)	(174)

Less:
Current income tax expense	235	117	118	101	909	492	417	85
Deferred income tax expense (recovery)	40	(15)	55	(367)	(7,885)	136	(8,021)	(5,898)
Income tax expense (recovery)	275	102	173	170	(6,976)	628	(7,604)	(1,211)

Net income	$1,018	$1,271	$(253)	(20)	$3,923	$3,517	$406	12

Less: Net loss attributable to non-controlling shareholders	(5)	—	(5)	100	(4)	—	(4)	100

Net income attributable to controlling shareholders	$1,023	$1,271	$(248)	(20)	$3,927	$3,517	$410	12
Operating ratio (%)	61.8	59.8	2.0	200 bps	65.0	62.2	2.8	280 bps

Basic earnings per share	$1.10	$1.37	$(0.27)	(20)	$4.22	$3.78	$0.44	12

Diluted earnings per share	$1.10	$1.36	$(0.26)	(19)	$4.21	$3.77	$0.44	12

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	931.8	930.3	1.5	—	931.3	930.0	1.3	—
Weighted average number of diluted shares outstanding (millions)	933.8	933.2	0.6	—	933.7	932.9	0.8	—

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.74	0.74	—	—	0.74	0.77	(0.03)	(4)
Average foreign exchange rate (Canadian$/U.S.$)	1.36	1.36	—	—	1.35	1.30	0.05	4
Average foreign exchange rate (Mexican peso/Canadian$)	12.89	14.49	(1.60)	(11)	13.12	15.46	(2.34)	(15)
Average foreign exchange rate (Canadian$/Mexican peso)	0.0776	0.0690	0.0086	12	0.0762	0.0647	0.0115	18
(1) The results of Kansas City Southern ("KCS") are included on a consolidated basis from April 14, 2023, the date the Company acquired control. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting.

Summary of Rail Data (Continued)(1)

	Fourth Quarter				Year
Commodity Data	2023	2022	Total Change	% Change	2023	2022	Total Change	% Change

Freight Revenues (millions)
- Grain	$844	$655	$189	29	$2,496	$1,776	$720	41
- Coal	256	119	137	115	859	577	282	49
- Potash	157	136	21	15	566	581	(15)	(3)
- Fertilizers and sulphur	109	88	21	24	385	332	53	16
- Forest products	207	104	103	99	696	403	293	73
- Energy, chemicals and plastics	717	384	333	87	2,301	1,394	907	65
- Metals, minerals and consumer products	451	229	222	97	1,579	884	695	79
- Automotive	286	116	170	147	934	438	496	113
- Intermodal	670	582	88	15	2,465	2,242	223	10

Total Freight Revenues	$3,697	$2,413	$1,284	53	$12,281	$8,627	$3,654	42

Freight Revenue per Revenue Ton-Mile (RTM) (cents)
- Grain	5.50	5.46	0.04	1	5.14	5.03	0.11	2
- Coal	4.00	4.06	(0.06)	(1)	3.89	3.85	0.04	1
- Potash	3.36	3.51	(0.15)	(4)	3.35	3.20	0.15	5
- Fertilizers and sulphur	7.70	7.41	0.29	4	7.68	6.96	0.72	10
- Forest products	9.16	7.56	1.60	21	8.67	7.02	1.65	24
- Energy, chemicals and plastics	7.31	6.00	1.31	22	6.97	5.66	1.31	23
- Metals, minerals and consumer products	9.19	8.01	1.18	15	8.65	7.55	1.10	15
- Automotive	26.68	27.10	(0.42)	(2)	26.10	25.23	0.87	3
- Intermodal	7.57	7.44	0.13	2	7.36	7.19	0.17	2

Total Freight Revenue per RTM	6.75	6.21	0.54	9	6.50	5.82	0.68	12

Freight Revenue per Carload
- Grain	$5,680	$5,170	$510	10	$5,014	$4,648	$366	8
- Coal	1,910	2,102	(192)	(9)	1,911	2,139	(228)	(11)
- Potash	3,747	3,897	(150)	(4)	3,687	3,631	56	2
- Fertilizers and sulphur	5,956	5,867	89	2	5,842	5,372	470	9
- Forest products	5,671	5,843	(172)	(3)	5,524	5,513	11	—
- Energy, chemicals and plastics	4,935	5,039	(104)	(2)	4,725	4,687	38	1
- Metals, minerals and consumer products	3,391	3,748	(357)	(10)	3,449	3,560	(111)	(3)
- Automotive	4,931	4,394	537	12	4,638	4,195	443	11
- Intermodal	1,484	1,946	(462)	(24)	1,534	1,892	(358)	(19)

Total Freight Revenue per Carload	$3,168	$3,381	$(213)	(6)	$3,036	$3,101	$(65)	(2)

(1) KCS's freight revenues are included on a consolidated basis from April 14, 2023, the date the Company acquired control of KCS. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting, therefore, no KCS data was included in those periods.

Summary of Rail Data (Continued)(1)

	Fourth Quarter				Year
Commodity Data (Continued)	2023	2022	Total Change	% Change	2023	2022	Total Change	% Change

RTMs (millions)
- Grain	15,347	11,990	3,357	28	48,592	35,325	13,267	38
- Coal	6,395	2,933	3,462	118	22,095	14,970	7,125	48
- Potash	4,668	3,879	789	20	16,904	18,176	(1,272)	(7)
- Fertilizers and sulphur	1,416	1,187	229	19	5,014	4,772	242	5
- Forest products	2,260	1,375	885	64	8,028	5,741	2,287	40
- Energy, chemicals and plastics	9,813	6,404	3,409	53	33,031	24,625	8,406	34
- Metals, minerals and consumer products	4,905	2,858	2,047	72	18,247	11,710	6,537	56
- Automotive	1,072	428	644	150	3,579	1,736	1,843	106
- Intermodal	8,855	7,819	1,036	13	33,470	31,173	2,297	7

Total RTMs	54,731	38,873	15,858	41	188,960	148,228	40,732	27

Carloads (thousands)
- Grain	148.6	126.7	21.9	17	497.8	382.1	115.7	30
- Coal	134.0	56.6	77.4	137	449.6	269.8	179.8	67
- Potash	41.9	34.9	7.0	20	153.5	160.0	(6.5)	(4)
- Fertilizers and sulphur	18.3	15.0	3.3	22	65.9	61.8	4.1	7
- Forest products	36.5	17.8	18.7	105	126.0	73.1	52.9	72
- Energy, chemicals and plastics	145.3	76.2	69.1	91	487.0	297.4	189.6	64
- Metals, minerals and consumer products	133.0	61.1	71.9	118	457.8	248.3	209.5	84
- Automotive	58.0	26.4	31.6	120	201.4	104.4	97.0	93
- Intermodal	451.5	299.0	152.5	51	1,606.6	1,185.2	421.4	36

Total Carloads	1,167.1	713.7	453.4	64	4,045.6	2,782.1	1,263.5	45

(1) Includes KCS information for the period from April 14, 2023 onwards. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting, therefore, no KCS data was included in those periods.

Summary of Rail Data (Continued)(1)

	Fourth Quarter				Year
	2023	2022	Total Change	% Change	2023	2022	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	101,361	69,622	31,739	46	348,447	269,134	79,313	29
Train miles (thousands)	12,499	7,509	4,990	66	41,312	28,899	12,413	43
Average train weight - excluding local traffic (tons)	8,732	9,978	(1,246)	(12)	9,212	10,064	(852)	(8)
Average train length - excluding local traffic (feet)	7,345	8,244	(899)	(11)	7,802	8,350	(548)	(7)
Average terminal dwell (hours)	9.3	8.0	1.3	16	10.1	8.0	2.1	26
Average train speed (miles per hour, or "mph")(2)	18.6	21.1	(2.5)	(12)	19.1	21.4	(2.3)	(11)
Locomotive productivity (GTMs / operating horsepower)(3)	164	196	(32)	(16)	171	196	(25)	(13)
Fuel efficiency(4)	1.042	0.972	0.070	7	1.026	0.955	0.071	7
U.S. gallons of locomotive fuel consumed (millions)(5)	105.6	67.7	37.9	56	357.3	257.0	100.3	39
Average fuel price (U.S. dollars per U.S. gallon)	3.67	4.34	(0.67)	(15)	3.52	4.19	(0.67)	(16)

Total Employees and Workforce

Total employees (average)(6)	20,108	13,000	7,108	55	18,233	12,570	5,663	45
Total employees (end of period)(6)	19,927	12,754	7,173	56	19,927	12,754	7,173	56
Workforce (end of period)(7)	20,038	12,824	7,214	56	20,038	12,824	7,214	56

Safety Indicators(8)

FRA personal injuries per 200,000 employee-hours	1.10	1.17	(0.07)	(6)	1.16	1.01	0.15	15
FRA train accidents per million train-miles	1.08	1.19	(0.11)	(9)	1.06	0.93	0.13	14

(1)Includes KCS information for the period from April 14, 2023 onwards. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting, therefore, no KCS data was included in those periods.
(2)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CPKC’s yards; ii) passenger trains; and iii) trains used for repairing track. An increase in average train speed indicates improved on-time performance resulting in improved asset utilization.
(3)Locomotive productivity is defined as the daily average GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units.
(4)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(5)Fuel consumed includes gallons from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(6)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CPKC. CPKC monitors employment levels in order to efficiently meet service and strategic requirements. The number of employees is a key driver to total compensation and benefits costs.
(7)Workforce is defined as total employees plus contractors and consultants.
(8)FRA personal injuries per 200,000 employee-hours for the three months ended December 31, 2022 was previously reported as 1.12, restated to 1.17 in this Earnings Release. This restatement reflects new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures, including Core adjusted combined operating ratio and Core adjusted combined diluted earnings per share, to provide an additional basis for evaluating underlying earnings trends in the Company's current periods' financial results that can be compared with the results of operations in prior periods. Management believes these Non-GAAP measures facilitate a multi-period assessment of long-term profitability.

These Non-GAAP measures have no standardized meaning and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

On April 14, 2023 (the “Control Date”), CP obtained control of KCS and CPKC began consolidating KCS, which had been accounted for under the equity method of accounting between December 14, 2021 and April 13, 2023. On the Control Date, CPKC’s previously-held interest in KCS was remeasured to its Control Date fair value. CPKC presents Core adjusted combined operating ratio and Core adjusted combined diluted earnings per share to give effect to results after isolating and removing the impact of the acquisition of KCS on those results. These measures provide a comparison to prior period financial information, as adjusted to exclude certain significant items, and are used to evaluate CPKC’s operating performance and for planning and forecasting future business operations and future profitability.

Management believes the use of Non-GAAP measures provides meaningful supplemental information about our operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount or provide improved comparability to past performance. As a result, these items are excluded for management's assessment of operational performance, allocation of resources, and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs, the merger termination payment received, KCS's gain on unwinding of interest rate hedges (net of CPKC's associated purchase accounting basis differences and tax), as recognized within "Equity earnings of Kansas City Southern" in the Company's Consolidated Statements of Income, loss on derecognition of CPKC’s previously held equity method investment in KCS, discrete tax items, changes in the outside basis tax difference between the carrying amount of CPKC's equity investment in KCS and its tax basis of this investment, a deferred tax recovery related to the elimination of the deferred tax liability on the outside basis difference of the investment, settlement of Mexican taxes relating to prior years, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. Acquisition-related costs include legal, consulting, financing fees, integration costs including third-party services and system migration, debt exchange transaction costs, community investments, fair value gain or loss on foreign exchange ("FX") forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, restructuring, employee retention and synergy incentive costs, and transaction and integration costs incurred by KCS. These items may not be non-recurring, and may include items that are settled in cash. Specifically, due to the magnitude of the acquisition, its significant impact to the Company’s business and complexity of integrating the acquired business and operations, the Company expects to incur acquisition-related costs beyond the year of acquisition. Management believes excluding these significant items from GAAP results provides an additional viewpoint which may give users a consistent understanding of CPKC's financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide additional insight to investors and other external users of CPKC's financial information.

In addition, Core adjusted combined operating ratio and Core adjusted combined diluted earnings per share exclude KCS purchase accounting. KCS purchase accounting represents the amortization of basis differences being the incremental depreciation and amortization in relation to fair value adjustments to properties and intangible assets, incremental amortization in relation to fair value adjustments to KCS’s investments, amortization of the change in fair value of debt of KCS assumed on the Control Date, and depreciation and amortization of fair value adjustments that are attributable to non-controlling interest, as recognized within "Depreciation and amortization", "Other expense", "Net interest expense", and "Net loss attributable to non-controlling interest", respectively, in the Company's Consolidated Statements of Income. During the periods that KCS was equity accounted for, from December 14, 2021 to April 13, 2023, KCS purchase accounting represents the amortization of basis differences, being the difference in value between the consideration paid to acquire KCS and the underlying carrying value of the net assets of KCS immediately prior to its acquisition by the Company, net of tax, as recognized within "Equity (earnings) loss of Kansas City Southern" in the Company's Consolidated Statements of Income. All assets subject to KCS purchase accounting contribute to income generation and will continue to amortize over their estimated useful lives. Excluding KCS purchase accounting from GAAP results provides financial statement users with additional transparency by isolating the impact of KCS purchase accounting.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Core Adjusted Combined Diluted Earnings per Share

Core adjusted combined diluted earnings per share is calculated using Net income attributable to controlling shareholders reported on a GAAP basis adjusted for significant items less KCS purchase accounting, divided by the weighted-average diluted number of Common Shares outstanding during the period as determined in accordance with GAAP. Between December 14, 2021 and April 13, 2023, KCS was accounted for in CPKC's diluted earnings per share reported on a GAAP basis using the equity method of accounting and on a consolidated basis beginning April 14, 2023. As the equity method of accounting and consolidation both provide the same diluted earnings per share for CPKC, no adjustment is required to pre-control diluted earnings per share to be comparable on a consolidated basis.

In 2023, there were five significant items included in the Net income attributable to controlling shareholders as reported on a GAAP basis as follows:
•during the course of the year, a total current tax expense of $16 million related to a tax settlement with the Servicio de Administración Tributaria (the "SAT") of $13 million and a reserve for the estimated impact of potential future audit settlements of $3 million, that unfavourably impacted Diluted EPS by 2 cents as follows:
–in the fourth quarter, a current tax expense of $1 million related to a tax settlement with the SAT that had minimal impact on Diluted EPS; and
–in the third quarter, a total current tax expense of $15 million related to a tax settlement with the SAT of $9 million and reserves for the estimated impact of potential future audit settlements of $6 million of which $3 million was settled in the fourth quarter, that unfavourably impacted Diluted EPS by 2 cents;
•in the second quarter, a remeasurement loss of KCS of $7,175 million recognized in "Remeasurement loss of Kansas City Southern" due to the derecognition of CPKC’s previously held equity method investment in KCS and remeasurement at its Control Date fair value that unfavourably impacted Diluted EPS by $7.68;
•during the course of the year, a deferred tax recovery of $72 million on account of changes in tax rates and apportionment that favourably impacted Diluted EPS by 7 cents as follows:
–in the fourth quarter, a deferred tax recovery of $7 million due to CPKC unitary state apportionment changes that favourably impacted Diluted EPS by 1 cent;
–in the third quarter, a deferred tax recovery of $14 million due to decreases in the Iowa and Arkansas state tax rates that favourably impacted Diluted EPS by 2 cents; and
–in the second quarter, a deferred tax recovery of $51 million due to CPKC unitary state apportionment changes that favourably impacted Diluted EPS by 5 cents;
•during the course of the year, a deferred tax recovery of $7,855 million on changes in the outside basis difference on the equity investment in KCS that favourably impacted Diluted EPS by $8.42 as follows:
–in the second quarter, a deferred tax recovery of $7,832 million related to the elimination of the deferred tax liability on the outside basis difference of the investment in KCS that favourably impacted Diluted EPS by $8.39; and
–in the first quarter, a deferred tax recovery of $23 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 3 cents; and
•during the course of the year, acquisition-related costs of $201 million in connection with the KCS acquisition ($164 million after current tax recovery of $37 million), including an expense of $71 million recognized in "Compensation and benefits", $2 million recognized in "Materials", $111 million recognized in "Purchased services and other", $6 million recognized in "Other expense", and $11 million recognized in "Equity earnings of KCS", that unfavourably impacted Diluted EPS by 17 cents as follows:
–in the fourth quarter, acquisition-related costs of $32 million ($24 million after current tax recovery of $8 million), including costs of $7 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents;
–in the third quarter, acquisition-related costs of $24 million ($18 million after current tax recovery of $6 million), including costs of $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $22 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents;
–in the second quarter, acquisition-related costs of $120 million ($101 million after current tax recovery of $19 million), including costs of $63 million recognized in "Compensation and benefits", $53 million recognized in "Purchased services and other", $3 million recognized in "Other expense", and $1 million recognized in "Equity earnings of KCS", that unfavourably impacted Diluted EPS by 11 cents; and
–in the first quarter, acquisition-related costs of $25 million ($21 million after current tax recovery of $4 million), including costs of $12 million recognized in "Purchased services and other", $3 million recognized in "Other expense", and $10 million recognized in "Equity earnings of KCS", that unfavourably impacted Diluted EPS by 2 cents.

In 2022, there were five significant items included in Net income attributable to controlling shareholders as reported on a GAAP basis as follows:

•in the fourth quarter, a gain of $212 million due to KCS's gain on unwinding of interest rate hedges (net of CPKC's associated purchase accounting basis differences and tax) recognized in "Equity earnings of KCS" that favourably impacted Diluted EPS by 23 cents;
•in the fourth quarter, a deferred tax recovery of $24 million as a result of a reversal of an uncertain tax item related to a prior period that favourably impacted Diluted EPS by 3 cents;
•in the third quarter, a deferred tax recovery of $12 million due to a decrease in the Iowa state tax rate that favourably impacted Diluted EPS by 1 cent;
•during the course of the year, a net deferred tax recovery of $19 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 2 cents as follows:
–in the fourth quarter, a $27 million recovery that favourably impacted Diluted EPS by 3 cents;
–in the third quarter, a $9 million recovery that favourably impacted Diluted EPS by 1 cent;
–in the second quarter, a $49 million expense that unfavourably impacted Diluted EPS by 5 cents;
–in the first quarter, a $32 million recovery that favourably impacted Diluted EPS by 3 cents; and
•during the course of the year, acquisition-related costs of $123 million in connection with the KCS acquisition ($108 million after current tax recovery of $15 million), including costs of $74 million recognized in "Purchased services and other", and $49 million recognized in "Equity earnings of KCS" that unfavourably impacted Diluted EPS by 12 cents as follows:
–in the fourth quarter, acquisition-related costs of $27 million ($16 million after current tax recovery of $11 million), including costs of $17 million recognized in "Purchased services and other" and $10 million recognized in "Equity earnings of KCS" that unfavourably impacted Diluted EPS by 3 cents;
–in the third quarter, acquisition-related costs of $30 million ($33 million after current tax expense of $3 million), including costs of $18 million recognized in "Purchased services and other" and $12 million recognized in "Equity earnings of KCS" that unfavourably impacted Diluted EPS by 3 cents;
–in the second quarter, acquisition-related costs of $33 million ($29 million after current tax recovery of $4 million), including costs of $19 million recognized in "Purchased services and other" and $14 million recognized in "Equity earnings of KCS" that unfavourably impacted Diluted EPS by 3 cents; and

–in the first quarter, acquisition-related costs of $33 million ($30 million after current tax recovery of $3 million), including costs of $20 million recognized in "Purchased services and other" and $13 million recognized in "Equity earnings of KCS" that unfavourably impacted Diluted EPS by 3 cents.

KCS purchase accounting included in Net income attributable to controlling shareholders as reported on a GAAP basis was as follows:

2023:
•during the course of the year, KCS purchase accounting of $297 million ($228 million after deferred tax recovery of $69 million), including costs of $234 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $17 million recognized in "Net interest expense", $2 million recognized in "Other expense", $48 million recognized in "Equity earnings of KCS", and a recovery of $5 million recognized in "Net loss attributable to the non-controlling interest", that unfavourably impacted Diluted EPS by 25 cents as follows:
–in the fourth quarter, KCS purchase accounting of $87 million ($62 million after deferred tax recovery of $25 million), including costs of $85 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $6 million recognized in "Net interest expense", and a recovery of $5 million recognized in "Net loss attributable to the non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents;
–in the third quarter, KCS purchase accounting of $87 million ($63 million after deferred tax recovery of $24 million), including costs of $81 million recognized in "Depreciation and amortization", $5 million recognized in "Net interest expense", and $1 million in recognized in "Other expense", that unfavourably impacted Diluted EPS by 7 cents;
–in the second quarter, KCS purchase accounting of $81 million ($61 million after deferred tax recovery of $20 million), including costs of $68 million recognized in "Depreciation and amortization", $6 million recognized in "Net interest expense", $1 million recognized in "Other expense", and $6 million recognized in "Equity earnings of KCS", that unfavourably impacted Diluted EPS by 6 cents; and
–in the first quarter, KCS purchase accounting of $42 million recognized in "Equity earnings of KCS" that unfavourably impacted Diluted EPS by 5 cents.

2022:
•during the course of the year, KCS purchase accounting of $163 million expense recognized in "Equity earnings of KCS" that unfavourably impacted Diluted EPS by 17 cents as follows:
–in the fourth quarter, KCS purchase accounting of $42 million that unfavourably impacted Diluted EPS by 4 cents;
–in the third quarter, KCS purchase accounting of $42 million that unfavourably impacted Diluted EPS by 4 cents;
–in the second quarter, KCS purchase accounting of $39 million that unfavourably impacted Diluted EPS by 5 cents; and
–in the first quarter, KCS purchase accounting of $40 million that unfavourably impacted Diluted EPS by 4 cents.

	For the three months ended December 31		For the year ended December 31
	2023	2022	2023	2022
CPKC diluted earnings per share as reported	$1.10	$1.36	$4.21	$3.77
Less:
Significant items (pre-tax):
KCS net gain on unwind of interest rate hedges	—	0.23	—	0.23
Remeasurement loss of KCS	—	—	(7.68)	—
Acquisition-related costs	(0.02)	(0.04)	(0.21)	(0.14)
KCS purchase accounting	(0.09)	(0.04)	(0.32)	(0.17)
Add:
Tax effect of adjustments(1)	(0.02)	(0.01)	(0.11)	(0.02)
Settlement of Mexican taxes relating to prior years	—	—	0.02	—
Income tax rate changes	(0.01)	—	(0.07)	(0.01)
Deferred tax recovery on the outside basis difference of the investment in KCS	—	(0.03)	(8.42)	(0.02)
Reversal of provision for uncertain tax item	—	(0.03)	—	(0.03)
Core adjusted combined diluted earnings per share(2)	$1.18	$1.14	$3.84	$3.77
(1)The tax effect of adjustments was calculated as the pre-tax effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate for the above items of 27.37% and 1.37% for the three months and year ended December 31, 2023, respectively, and 7.60% and 20.08% for the three months and year ended December 31, 2022, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.
(2) The Company previously used the Non-GAAP measure Core adjusted diluted earnings per share, which was calculated as diluted earnings per share adjusted for significant items less KCS purchase accounting. Core adjusted diluted earnings per share was $1.14 and $3.77 for the three months and year ended December 31, 2022, respectively, which are the same as the revised measure Core adjusted combined diluted earnings per share, as KCS was equity accounted for within CPKC's results.

Core Adjusted Combined Operating Ratio

Core adjusted combined operating ratio is calculated from reported GAAP revenue and operating expenses adjusted for (1) KCS operating income prior to the Control Date and giving effect to transaction accounting adjustments in a consistent manner with Regulation S-X Article 11 ("Article 11"), where applicable, (2) significant items (acquisition-related costs) that are reported within Operating income, and (3) KCS purchase accounting recognized in Depreciation and amortization and Purchased services and other.

This combined measure does not purport to represent what the actual consolidated results of operations would have been had the Company obtained control of KCS and consolidation actually occurred on January 1, 2022, nor is it indicative of future results. This information is based upon assumptions that CPKC believes reasonably reflect the impact to CPKC's historical financial information, on a supplemental basis, of obtaining control of KCS had it occurred as of January 1, 2022. This information does not include anticipated costs related to integration activities, cost savings or synergies that may be achieved by the combined company.

In 2023, acquisition-related costs were $197 million in connection with the KCS acquisition including costs of $82 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $113 million recognized in "Purchased services and other", that unfavourably impacted operating ratio on a combined basis, calculated in a manner consistent with Article 11, by 1.4%:
▪in the fourth quarter, acquisition-related costs of $32 million including costs of $7 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.8%;
▪in the third quarter, acquisition-related costs of $24 million including costs of $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $22 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.8%;
•in the second quarter, acquisition-related costs of $116 million including costs of $63 million recognized in "Compensation and benefits", and $53 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 3.5%; and
•in the first quarter, acquisition-related costs of $25 million including costs of $11 million recognized in "Compensation and benefits", and $14 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.7%.

In 2022, acquisition-related costs were $168 million in connection with the KCS acquisition including costs of $55 million recognized in "Compensation and benefits" and $113 million recognized in "Purchased services and other", that unfavourably impacted operating ratio on a combined basis, calculated in a manner consistent with Article 11, by 1.3%:
•in the fourth quarter, acquisition-related costs of $31 million including costs of $12 million recognized in "Compensation and benefits", and $19 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.8%;
•in the third quarter, acquisition-related costs of $33 million including costs of $14 million recognized in "Compensation and benefits", and $19 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 0.8%;
•in the second quarter, acquisition-related costs of $35 million including costs of $14 million recognized in "Compensation and benefits", and $21 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 1.1%; and
•in the first quarter, acquisition-related costs of $69 million including costs of $15 million recognized in "Compensation and benefits", and $54 million recognized in "Purchased services and other", that unfavourably impacted operating ratio by 2.5%.

KCS purchase accounting included in operating ratio on a combined basis, calculated in a manner consistent with Article 11, was as follows:

2023:
•during the course of the year, KCS purchase accounting of $327 million including $326 million recognized in "Depreciation and amortization" and $1 million recognized in "Purchased services and other" related to the amortization of equity investments, that unfavourably impacted operating ratio by 2.4% as follows:
–in the fourth quarter, KCS purchase accounting of $86 million including $85 million recognized in "Depreciation and amortization" and $1 million recognized in "Purchased services and other" related to the amortization of equity investments, that unfavourably impacted operating ratio by 2.3%;
–in the third quarter, KCS purchase accounting of $81 million recognized in "Depreciation and amortization" that unfavourably impacted operating ratio by 2.4%;
–in the second quarter, KCS purchase accounting of $80 million recognized in "Depreciation and amortization" that unfavourably impacted operating ratio by 2.4%; and
–in the first quarter, KCS purchase accounting of $80 million recognized in "Depreciation and amortization" that unfavourably impacted operating ratio by 2.3%.

2022:
•during the course of the year, KCS purchase accounting of $310 million recognized in "Depreciation and amortization" that unfavourably impacted operating ratio by 2.3% as follows:
–in the fourth quarter, KCS purchase accounting of $80 million that unfavourably impacted operating ratio by 2.2%;
–in the third quarter, KCS purchase accounting of $78 million that unfavourably impacted operating ratio by 2.3%;
–in the second quarter, KCS purchase accounting of $76 million that unfavourably impacted operating ratio by 2.3%; and
–in the first quarter, KCS purchase accounting of $76 million that unfavourably impacted operating ratio by 2.7%.

	For the three months ended December 31		For the year ended December 31
	2023	2022(3)	2023	2022(3)
CPKC operating ratio as reported	61.8%	59.8%	65.0%	62.2%
Add:
KCS operating income as reported prior to Control Date(1)	—%	1.9%	—%	0.5%
Pro forma Article 11 transaction accounting adjustments(2)	—%	2.2%	0.8%	2.6%
	61.8%	63.9%	65.8%	65.3%
Less:
Acquisition-related costs	0.8%	0.8%	1.4%	1.3%
KCS purchase accounting in Operating expenses	2.3%	2.2%	2.4%	2.3%
Core adjusted combined operating ratio	58.7%	60.9%	62.0%	61.7%
(1) KCS results were translated into Canadian dollars at the Bank of Canada monthly average rate for January 1 through April 13, 2023, and the three months and year ended December 31, 2022 of $1.35, $1.36, and $1.30, respectively.
(2) Pro forma Article 11 transaction accounting adjustments represent adjustments made in a manner consistent with Article 11, these include:
•For January 1 through April 13, 2023, depreciation and amortization of differences between the historic carrying values and the provisional fair values of KCS's tangible and intangible assets and investments prior to the Control Date that unfavourably impacted operating ratio by 0.8% and miscellaneous immaterial amounts that have been reclassified across revenue, operating expenses, and non-operating income or expense, consistent with CPKC's financial statement captions;
•For the three months ended December 31, 2022, depreciation and amortization of differences between the historic carrying values and the provisional fair values of KCS's tangible and intangible assets and investments prior to the Control Date that unfavourably impacted operating ratio by 2.2% and miscellaneous immaterial amounts that have been reclassified across revenue, operating expenses, and non-operating income or expense, consistent with CPKC's financial statement captions; and
•For the year ended December 31, 2022, depreciation and amortization of differences between the historic carrying values and the provisional fair values of KCS's tangible and intangible assets and investments prior to the Control Date that unfavourably impacted operating ratio by 2.3%, the estimated transaction costs expected to be incurred by the Company that unfavourably impacted operating ratio by 0.3%, and miscellaneous immaterial amounts that have been reclassified across revenue, operating expenses, and non-operating income or expense, consistent with CPKC's financial statement captions.
For more information about these pro forma transaction accounting adjustments for the three months ended March 31, 2023 and the year ended December 31, 2022, please see Exhibit 99.1 “Selected Unaudited Combined Summary of Historical Financial Data” of CPKC’s Current Report on Form 8-K furnished with the Securities and Exchange Commission on May 15, 2023.
(3) The Company previously used the Non-GAAP measure Adjusted operating ratio, which was defined as operating ratio excluding those significant items that are reported within Operating income. Adjusted operating ratio was 59.1% and 61.4% for the three months and year ended December 31, 2022, respectively, which was changed to the revised measure Core adjusted combined operating ratio. This change was due to the addition of KCS historical operating income less KCS acquisition-related costs (as defined above) prior to the Control Date. For the three months and year ended December 31, 2023, CPKC has presented the Non-GAAP measure of Core adjusted combined operating ratio, as defined above, to provide a comparison to prior period combined information calculated in a manner consistent with Article 11 as further adjusted to conform to CPKC’s core adjusted measures.